Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
      We consent to the reference to our firm under the captions “Experts”, “Summary Historical Consolidated Financial Information”, and “Selected Historical Consolidated Financial Information” and to the use of our report dated March 14, 2005 in the Pre-Effective Amendment No. 1 to Registration Statement (Form S-4 No. 333-122750) and related Prospectus of Haights Cross Communications, Inc. (the “Company”) for the registration of $30,000,000 of Haights Cross Operating Company 11 3/4% Senior Notes due 2011.

/s/ ERNST & YOUNG LLP
New York, New York
May 6, 2005